Exhibit 99.1

                   [LETTERHEAD OF UNITED NATURAL FOODS, INC.]

FOR IMMEDIATE RELEASE
October 6, 2003


                UNITED NATURAL FOODS STRENGTHENS MANAGEMENT TEAM
                  ANNOUNCES EXECUTIVE APPOINTMENT AND PROMOTION

Dayville, Connecticut - October 6, 2003 -- United Natural Foods, Inc. (Nasdaq:
UNFI), a leading national distributor of natural foods and related products, today announced the appointments of Rick Antonelli to the position of President of the Western Region and Michael Beaudry to the new position of Vice President of Operations for the company. In addition, Di Ann Sanchez has been appointed to the newly created position of Vice President of Human Resources.

Mr. Antonelli, age 45, has served as President of the Eastern Region for United Natural Foods (UNFI) from 2002. He assumes the role of President of the Western Region of UNFI from Kevin Michel, who will remain on to work on special projects and strategic initiatives for our company. Steven Townsend, CEO and President of UNFI, will assume the interim responsibility for the President of the Eastern Region. Mr. Antonelli has committed a majority of his professional career to United Natural Foods, serving as the Director of Sales of the Eastern Region since its inception in 1996 through 2001. From 1985 through 1996, Mr. Antonelli served as Director of Sales for Cornucopia Natural Foods, the Company's predecessor. From 1982 through 1985, Mr. Antonelli was director of operations for Harvest Provision, a division of Bread and Circus that was acquired by Cornucopia Natural Foods in 1985. Mr. Antonelli rejoined United Natural Foods from Fairfield Farm Kitchens, a Massachusetts-based custom-food manufacturer, where he held the position of president from 2001 to 2002.

Mr. Beaudry, age 39, served as our Vice President of Operations, Eastern Region, from December 2002 to August 2003. Mr. Beaudry served as our Director of Operations from December 2001 to December 2002, and was the Warehouse / Operations Manager of the Dayville, Connecticut facility from December 1999 to December 2001.

Ms. Sanchez comes to UNFI most recently from Resources Connections, a Human Resource consulting firm out of Dallas, Texas. She has been Vice President of Human Resources for companies with 500 to 100,000 employees and has worked in companies such as American Airlines, The Boeing Company, Kraft General Foods, Coca-Cola Enterprises, PepsiCo, Delta Technology, and BNSF. She brings with her significant talent and great experience that will be extremely beneficial as we continue to develop the human resource infrastructure of our Company. Di Ann will be located at the corporate headquarters in Dayville, Connecticut. Her appointment is effective October 6, 2003.

Ms. Sanchez, age 42, has worked extensively in the areas of global Human Resource strategy, leadership development, succession planning, diversity strategies, mergers and acquisitions, compensation design and benefits administration. She will be responsible for the integration of the Human Resource function into the strategy of the Company. She has been the recipient of many awards for her work in Human Resources and has received honors as a top business professional by the Hispanic Business Magazine.

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All appointments were made during a recent meeting of the Board of Directors.

Steven Townsend, Chief Executive Officer of United Natural Foods, commented, "We continue to build a team of talented people to enable us to take advantage of growth opportunities in the rapidly growing natural products market. Accordingly, with a strong operational background and extensive knowledge of UNFI and the natural products industry, Rick Antonelli is uniquely qualified to assume the position of President of the Western Region. As the previous President of the Eastern Region, Rick played an important role in our organization's growth and development. We believe this is a natural transition that strengthens our Company as well as our opportunities for growth."

Mr. Townsend added, "We are also pleased to announce that Di Ann Sanchez has joined UNFI. Di Ann brings to us a strong background and a tremendous amount of experience, which will help us strengthen our Human Resource infrastructure."

About United Natural Foods

United Natural Foods, Inc. carries and distributes over 32,000 products to more than 14,000 customers nationwide. The Company serves a wide variety of retail formats including conventional supermarket chains, natural product superstores and independent retail operators.

For more information on United Natural Foods, Inc., visit the Company's web-site at www.unfi.com.

AT THE COMPANY:            AT FRB | Weber Shandwick:
Rick D. Puckett            Joseph Calabrese             Vanessa Schwartz
Chief Financial Officer    General Information          Analyst Information
(860) 779-2800             (212) 445-8434               (212) 445-8433

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding United Natural's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, including but not limited to general business conditions, the impact of competition and our dependence on principal customers, see "Risk Factors" in the Company's quarterly report on Form 10-Q filed with the Commission on June 13, 2002, and its other filings under the Securities Exchange Act of 1934, as amended. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. United Natural is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws.